Exhibit 99.1

PRESS RELEASE

EMCORE Corporation Announces the Sale of Its Space Photovoltaics Business to Veritas Capital

EMCORE Corporation Adopts Tax Benefits Preservation Plan to Protect Tax Assets

ALBUQUERQUE, New Mexico, September 17, 2014 - EMCORE Corporation (NASDAQ: EMKR) a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and space solar power industries, announced today that it has entered into a definitive agreement with an affiliate of private equity firm Veritas Capital, under which an affiliate of Veritas has agreed to purchase EMCORE’s Space Photovoltaics business for $150 million in cash. The transaction is subject to approval by EMCORE’s shareholders and other customary closing conditions and is currently expected to close in December 2014 or January 2015. The transaction is not subject to a financing condition.

In connection with this transaction, an affiliate of Veritas has entered into a voting agreement with certain shareholders of EMCORE, including certain directors and officers of the Company, that control in the aggregate approximately 11% of the voting power of the company, under which they have agreed to vote their shares in favor of the transaction.

EMCORE’s Space Photovoltaics business was founded in 1998 and is based in Albuquerque, NM. The business provides products for space power applications including high-efficiency multi-junction solar cells, coverglass interconnected cells and complete satellite solar panels, along with terrestrial applications, including high-efficiency multi-junction solar cells for concentrating photovoltaic power systems.

“Veritas Capital is excited to be associated with EMCORE’s Space Photovoltaics business. The management and employees at EMCORE have an established history of providing leading technology and reliable products to the worldwide satellite industry. We look forward to continuing this excellent track record under our ownership and to working with the Space Photovoltaics team to expand the business,” said Benjamin Polk, Partner of Veritas Capital.

“Veritas’ proven track record of fostering growth in high-technology and defense industry companies makes it an excellent fit for EMCORE’s Space Photovoltaics business. EMCORE’s Board of Directors and management team believe this transaction will benefit our satellite customers while providing considerable value to our shareholders,” said Dr. Hong Hou, President and CEO of EMCORE Corporation. “We are very excited to see our team in the Space Photovoltaics business partner with Veritas for the next stage of their growth. Veritas’ industry expertise and financial resources will enable the business to continue to provide its customers with the reliable, high-performance products and best-in-class customer service that they have come to expect, while also representing a platform from which to grow the business.”

Transaction Details

•                An affiliate of Veritas Capital and EMCORE have entered into a definitive purchase agreement for the purchase of EMCORE’s Space Photovoltaics business for $150 million in cash (subject to working capital adjustments) and the assumption of certain liabilities

•                The assets to be sold comprise substantially all of EMCORE’s Photovoltaics reporting segment, as well as all rights to the buildings owned, and includes approximately 275 employees in Albuquerque, NM

•                The Space Photovoltaics business Fiscal 2013 revenue was $70.5 million

•                The transaction is subject to a vote of EMCORE’s shareholders and is expected to close in December 2014 or January 2015.

Raymond James & Associates, Inc. acted as exclusive financial advisor to EMCORE. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to the company. Schulte Roth & Zabel LLP acted as legal advisor to Veritas, with Covington & Burling LLP providing certain regulatory advice to Veritas.

Tax Benefits Preservation Plan

Also, EMCORE’s Board of Directors has adopted a Tax Benefits Preservation Plan (the “Rights Plan”) to help preserve the value of the net operating losses by reducing the risk of limitation of net operating loss carryforwards and certain other tax benefits under Section 382 of the Internal Revenue Code (the “Tax Benefits”). The value of the Tax Benefits could be reduced if EMCORE experiences an “ownership change” under U.S. federal income tax rules, which occurs if one or more “5% shareholders” (as defined under U.S. federal income tax laws) have aggregate increases of 50% in their EMCORE ownership over a three year historic period. The Rights Plan reduces the likelihood that EMCORE will experience such an ownership change by discouraging any person or group from becoming a “5% shareholder” or increasing their EMCORE ownership if they are already a “5% shareholder.” In connection with the Rights Plan, EMCORE has declared a dividend of one right for each share of common stock outstanding as of the close of business on October 3, 2014.

Details of the Rights Plan will be filed with the SEC in a Form 8-K that will be accessible in the Investor Relations section of EMCORE’s website and in the EDGAR section of the SEC’s website at www.sec.gov.

Strategic Alternatives

In December 2013, the Board of Directors formed a Strategy and Alternatives Committee, which consists of Steven Becker (Chairman), Stephen Domenik and James Tegnelia. The Strategy and Alternatives Committee retained Raymond James as advisor. Over the past nine months, this committee has been working diligently to review a broad spectrum of alternatives. The announced sale of the Space Photovoltaics business to Veritas is the first major action resulting from the review of strategic alternatives. The Strategy and Alternatives Committee and the entire Board continue to work closely with Raymond James in reviewing a wide variety of alternatives to increase shareholder value.  In addition, the Board views the Tax Benefits as a significant asset of the Company and today’s announcement of the Rights Plan indicates the Board’s intention to take steps to preserve that asset.

The management team has undertaken a thorough review of the remaining operations and has implemented significant cost reduction measures. The Company has seen an improvement in the financial performance and the market conditions in our Fiber Optics business. In conjunction with the divestiture of the Space Photovoltaics business, the Company will continue to review and implement various initiatives to further reduce the cost structure. The Board believes that the remaining business can achieve EBITDA break-even, excluding stock compensation, amortization, accretion and other items, by September 2015. The management will discuss its plan further with investors during its next earnings conference call.

Conference Call

Management will discuss today’s news on a conference call tomorrow at 8:30 a.m. ET. To access the call, please dial (866) 428-9517 and reference conference ID 1118574. The call will also be webcast via the Investor section of the company’s website at http://www.EMCORE.com. Please go to the site beforehand to download any necessary software. A webcast will be available for replay beginning September 18, 2014 following the conclusion of the call on the company’s website.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and space solar power industries. EMCORE’s Fiber Optics business segment provides optical components, subsystems and systems for high- speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE’s Space Photovoltaics business segment provides products for space-power applications including high-efficiency multi-junction solar cells, Coverglass Interconnected Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.EMCORE.com.

About Veritas Capital

Veritas Capital is a leading private equity firm that invests in companies that provide critical products and services to government and commercial customers worldwide including those operating in aerospace & defense, healthcare, technology, national security, communications, energy and education. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas Capital and its current and past investments, visit www.veritascapital.com.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the asset sale transaction contemplated by the Company’s definitive agreement with an affiliate of Veritas Capital Fund Management, L.L.C., the possibility of obtaining shareholder, regulatory or other approvals or consents for that transaction, the implementation of the Tax Benefits Preservation Plan and the Company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the likelihood of obtaining shareholder, regulatory and other approvals or consents necessary to consummate the asset sale transaction with Veritas, risks relating to our ability to use our net operating losses and other tax assets to reduce future tax payments and other risks detailed in our filings with the SEC, including those detailed in EMCORE’s Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.

Additional Information about the Transactions and Where to Find It

The Company intends to file with the SEC a proxy statement and other relevant materials with respect to the special meeting of the Company’s shareholders (the “Special Meeting”), at which meeting shareholder approval of the sale of the Space Photovoltaics business will be sought. The proxy statement will be mailed to the Company’s shareholders. Investors and shareholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Company, Veritas and the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the Company’s SEC filings by visiting the Company’s investor website at http://investor.emcore.com/sec.cfm. The Company’s investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any investment or voting decision with respect to the sale of the Business.

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed sale of the Company’s Space Photovoltaics business. Information about the directors and executive officers, including their interests in the transactions, will be included in the Company’s proxy statement relating to the proposed sale of the Company’s Space Photovoltaics business when it becomes available.

Contact:

EMCORE Corporation

Mark Weinswig

Chief Financial Officer

(505) 332-5000 mark_weinswig@EMCORE.com

EMCORE Corporation

Joel Counter

Mgr., Corp. Marketing Communications

(626) 999-7017

media@emcore.com

Investor

TTC Group

Victor Allgeier

(646) 290-6400 vic@ttcominc.com